Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Ulta Salon, Cosmetics & Fragrance, Inc. for the registration of 11,201,970 shares of its common stock and to the incorporation by reference therein of our reports dated March 28, 2012, with respect to the financial statements of Ulta Salon, Cosmetics & Fragrance, Inc. and the effectiveness of internal control over financial reporting of Ulta Salon, Cosmetics & Fragrance, Inc., included in its Annual Report (Form 10-K) for the year ended January 28, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

May 7, 2012